NYIAX

NYIAX Employment Agreement

This Employment Agreement (hereinafter, "Agreement") is an addendum in writing to the Consultancy Agreement dated 12/1/20, 2021, which sets forth the terms and conditions for the employment of William Feldman as Chief Financial Officer of NYIAX, Inc. (the "Company or We"). This Agreement shall only come into effect upon the Company attaining an additional five ($5) million dollars of funding from the date of this Agreement, (hereinafter, "Condition Precedent").

In this Agreement William Feldman shall be defined as, (William Feldman, "Employee, You, Your, or Yours"). Additionally, Company and William Feldman may be addressed individually as "Party" or collectively as the "Parties."

It is acknowledged by both Parties to this Agreement that the Condition Precedent is the sole event which shall automatically effectuate the duties and obligations of this Agreement. The Parties to this Agreement, if they so choose can modify the Condition Precedent at any time prior to the Condition Precedent's occurrence in writing, but only in writing through mutual consent where electronic communication and electronic signature shall suffice for modification.

This Agreement is an "At Will" Agreement is made and entered into this Day, 2021 (the "Effective Date") by and between NYIAX, Inc., a Delaware corporation with its principal place of business located at 244 5th Avenue, Suite 2669, NYC, NY 10001 (the "Company") and Employee who resides at 3120 Naamans Rd, Wilmington DE 19810.

Accordingly, We are pleased to agree as follows:

1. Duties. As the Chief Financial Officer of the Company, You shall perform such duties and have such responsibilities as are typically associated with such position, including such duties and responsibilities as are prescribed by the Board of Directors of the Company (the "Board") consistent with such position. While You are the Company's employee, You agree to devote Your full business time and attention to the performance of Your duties and responsibilities hereunder. You shall report to the Company's Chief Executive Officer and with reporting to both EVP of Financial Platforms and the General Counsel and CSO of the Company. The following duties from Your prior Consultancy Agreement shall carry-over to the current Agreement, which are as follows: section 1©. Your principal work location shall be remotely and/or at the offices of the Company located in New York City, NY, in Red Bank, NJ or any place which is mutually agreed upon by both Parties.

2. Term.

   a. This is an "At-Will" Agreement and either Party may terminate such employment with or without notice and for any reason or no reason.

NYIAX

b. Your employment hereunder shall terminate upon Your death and may be terminated by the Company upon written notice to You following Your Disability (as defined below).

c. For purposes of this Agreement:

i. Your employment in accordance with the Agreement shall be an employment "At Will". The Company and You acknowledge that Your employment is and shall continue to be at-will, as defined under applicable law. If Your employment terminates for any reason, You shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and practices or in accordance with other agreements between the Company and You. If you are terminated not for "Cause" as defined in section 2(c)(ii) then You shall receive ninety (90) days compensation at Your stated salary and benefits.

ii. "Cause" means (A) Your engaging in intentional misconduct or gross negligence that, in either case, is injurious to Company; (B) Your indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (C) any gross negligence, intentional acts or intentional omissions by You (as determined by a majority vote of the Board in its reasonable discretion and judgment) that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of Your employment duties and responsibilities; (D) Your engaging in any act of intentional misconduct or moral turpitude (as determined by a majority vote of the Board in its reasonable discretion and judgment) reasonably likely to adversely affect the Company or its business; (E) Your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects Your job performance; (F) Your willful failure or refusal to properly perform (as determined by a majority vote of the Board in its reasonable discretion and judgment) the duties, responsibilities or obligations of Your employment for reasons other than Disability or authorized leave, or to properly perform or follow (as determined by a majority vote of the Board in its reasonable discretion and judgment) any lawful direction by the Company (with the exception of a willful failure or refusal to properly perform based in good faith on the advice of professional consultants, such as attorneys and accountants); or (G) Your material breach of this Agreement or of any other contractual duty to, written policy of, or written agreement with the Company (with the exception of a material breach based in good faith on the advice of professional consultants, such as attorneys and accountants).

NYIAX

iii. "Disability" shall mean a written determination by a majority of two physicians (one of which shall be Your most recent primary care provider) mutually agreeable to the Company and You (or, in the event of Your total physical or mental disability, Your legal representative) that You are physically or mentally unable to perform Your duties as Chief Financial Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period.

3. Compensation.

3.1. Annual Base Salary. The Company shall pay you, for all services you perform hereunder, an annual base salary of U.S. $200,000, or such higher amount as the Compensation Committee of the Board (the "Compensation Committee") may determine, payable in accordance with the Company's payroll schedule applicable to executive officers of the Company ("Annual Base Salary").

3.2. Bonus Compensation. The Company may pay you annual bonus compensation at the Company's sole discretion, as determined by the Compensation Committee, with an annual discretionary target amount of no more than 50% of Your Annual Base Salary, which shall be paid in accordance with and subject to the terms and conditions of the Company's Executive Performance Plan (as may be amended from time to time) or such other incentive or compensation plan or arrangement specified by the Compensation Committee. Notwithstanding the foregoing, subject to Sections 2(c)(i), the amount of Your annual bonus compensation will payout not sooner than the fiscal year ending April 30, 2022 or unless otherwise agreed as an addendum to this Agreement.

3.3. Employee Benefits. You shall be eligible to participate in and receive any benefits to which you are entitled under the employee benefit plans that the Company provides for its employees generally, as well as any employee benefit plans that the Company provides for its executive officers generally.

3.4. Expenses. The Company shall reimburse You for all expenses incurred by You in the performance of Your duties and responsibilities under this Agreement, including entertainment and travel expenses, in accordance with the policies and procedures established by the Compensation Committee and/or the Company Employee Handbook.

3.5. Equity Awards. Grant is detailed as ISO (incentive stock options) as detailed in the Agreement. There may from time to time be increases to the ISO as detailed in the Agreement which will come be presented by the Chief Strategy/Vice Chairperson and/or Chief Executive Officer for review and agreement by the Board. You shall receive one hundred and fifty (150,000) thousand ISO (incentive stock options) at the current strike price of $5/share from the Company based on success of services rendered by You and in accordance with Company policy. ISOs have a four (4) year vesting period with a one-year cliff. Additionally, there shall be accelerated vesting for You of up to six months of vesting of the section 3.5 ISOs based on the date of Company attaining the five $5 million dollars of additional funding, (for example if Company achieves their funding goal of five $5 millions dollars of additional funding by June of 2021 you shall receive immediate vesting of 18, 750 ISOs at the current market price dated February 4, 2021 (current Strike price of ISOs are at $5/share). Strike price and terms shall be

NYIAX

detailed and governed by the ISO Grant Agreement. The Grant Agreement will detail all specific related to the ISOs. The Company Board has full discretion to accelerate ISOs.

4. Non-Competition and Confidential Information.

4.1. Non-Competition. You agree that during Your employment with the Company and for a period of two years (the "Relevant Period") after the termination for any reason of Your employment, you shall not, directly or indirectly, (a) employ or retain, or induce or cause any other person or entity to employ or retain, any person who is, or who at any time in the twelve-month period prior to such time had been, employed or retained by the Company or any of its subsidiaries or affiliates; or (b) provide services, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, to any Competing Business (as defined below); provided, however, that You may provide services to a Competing Business (other than Ad Slot and its subsidiaries and affiliates and their respective successors (collectively, "Ad Slot")) that is engaged in one or more businesses other than the Business Area (as defined below) but only to the extent that you do not provide services, directly or indirectly, to the segment of such Competing Business that is engaged in the Business Area. For purposes of this Agreement, the term "Competing Business" shall mean (i) Ad Slot or (ii) any person, corporation or other entity engaged in the Business Area. For purposes of this Agreement, the term "Business Area" shall mean the sale, distribution or attempted sale or advertising digital exchange related software or SAAS (Software As A Service). Notwithstanding the foregoing, the restrictions of this Section 4.1 shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic area, but which are not targeted, directly or indirectly, towards employees of the Company or any of its subsidiaries.

4.2. Confidential Information. (a) You shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when, or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information (as defined below). You shall not, directly, or indirectly, use (for Your benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of Your duties for the Company. For purposes of this Agreement, "Confidential Information" shall mean all confidential information of the Company, regardless of the form or medium in which it is or was created, stored, reflected, or preserved, information that is either developed by You (alone or with others) or to which You shall have had access during any employment with the Company. Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information that is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, such information is revealed to the Company. For purposes of this Agreement, "Trade Secret Information" shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that: (i) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable

NYIAX

under the circumstances to maintain its secrecy. The Company's Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company's research and development plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures. You understand that Confidential Information and/or Trade Secret Information may or may not be labeled as such, and you shall treat all information that appears to be Confidential Information and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company. Nothing in this Agreement shall be construed to mean that Company owns any intellectual property or ideas that were conceived by you before you commenced employment with Company and which you have previously disclosed to the Company. Subject to Section 4.3(b), nothing in this Section 4.3(a) shall prevent you from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information or Trade Secret Information.

(b) You agree that both during and after any employment with the Company, regardless of how, when or why such employment ends, if you are legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Trade Secret Information, you shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company to waive compliance with the provisions of this Section 4.2. Thereafter, you shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, you are compelled to disclose the Confidential Information or Trade Secret Information or else stand liable for contempt or suffer other sanction, censure or penalty, you shall disclose only so much of the Confidential Information or Trade Secret Information to the party compelling disclosure as you believe in good faith on the basis of advice of counsel is required by law, and you shall give the Company prior notice of the Confidential Information or Trade Secret Information you believe you are required to disclose. The Company shall reimburse any reasonable legal fees and related expenses you incur in order to comply with this Section 4.2(b).

4.3. Inventions. You shall promptly disclose and provide to the Company, any original works of authorship, designs, formulas, processes, improvements, compositions of matter, computer software programs, data, information or databases, methods, procedures or other inventions, developments or improvements of any kind that you conceive, originate, develop, improve, modify and/or create, solely or jointly with others, during the period of Your employment, or as a result of such employment (collectively, "Inventions"), and whether or not any such Inventions also may be included within "Confidential Information" or "Trade Secret Information" (as defined under this Agreement), or are

patentable, copyrightable or protectable as trade secrets. You acknowledge and agree that the Company is and shall be the exclusive owner of all rights, title, and interest in and to the Inventions and, specifically, that any copyrightable works prepared by you within the scope of Your employment are "works for hire" under the Copyright Act, that such "works for hire" are Inventions and that the Company shall be considered the author and owner of such copyrightable works. In the event that any Invention is deemed not to be a "work for hire", or in the event that you should, by operation of law, be deemed to be entitled to retain any rights, title or interest in and to any Invention, you hereby irrevocably waive all rights, title and interest and assign to the Company, without any further consideration and regardless of any use by the Company of any such Inventions, all rights, title and interest, if any, in and to such Invention. You agree that the Company, as the owner of all Inventions, has the full and complete right to prepare and create derivative works based upon the Inventions and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform, and publicly display and otherwise exploit now known or later developed, such Inventions and derivative works anywhere throughout the world and at any time during or after Your employment hereunder or otherwise.

4.4. Return of Information. You shall promptly deliver to the Company, upon the termination for any reason of Your employment, or at any other time at the Company's request, without retaining any copies, all documents, information and other material in Your possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information and/or Trade Secret Information.

4.5 Cooperation. You agree that both during and after any employment with the Company, regardless of how, when or why such employment ends, you shall provide reasonable cooperation to the Company and its affiliates in connection with any pending or future lawsuit, arbitration, or proceeding between the Company and/or any affiliate and any third party, any pending or future regulatory or governmental inquiry or investigation concerning the Company and/or any affiliate and any other legal, internal or business matters of or concerning the Company and/or any affiliate. Such cooperation shall include meeting with and providing information the Company, any affiliate and/or their respective attorneys, auditors or other representatives as reasonably requested by the Company. The Company shall reimburse any reasonable legal fees and related expenses you incur in order to comply with this Section 4.5.

4.6. Non-Disparagement. During and after any employment with the Company, regardless of how, when or why such employment ends, (a) You shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its subsidiaries or affiliates, any of their clients or businesses or any of their current or former officers, directors, employees or shareholders and (b) Company Parties (as defined below) shall not make any oral or written negative, disparaging or adverse statements or representations of or concerning you; provided, however, that nothing herein shall prohibit (i) critical communications between you and the Company or Company Parties during the Initial Term and any Renewal Term and in connection with Your employment or (ii) You or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process). For purposes of this Agreement, the term "Company Parties" shall mean the executive officers and designated spokespersons of the Company.

NYIAX

4.7. Severability. If any of the restrictions in this Section 4 should for any reason whatsoever be declared invalid, the validity or enforceability of the remainder of this Agreement shall not be adversely affected thereby.

4.8. Equitable Relief. (a) You acknowledge that Your services to the Company are of a unique character that gives them a special value to the Company. You further recognize that any violation of the restrictions in this Section 4 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company. Accordingly, You agree that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to injunctive relief to restrain any violation by you of the restrictions in this Section 4. (b) In addition, the Company recognizes that any violation of the restrictions in Section 4.6(b) may give rise to losses or damages for which you cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to you. Accordingly, the Company agrees that, in addition to any other remedy that you may have at law or in equity, You shall be entitled to injunctive relief to restrain any violation by the Company of the restrictions in Section 4.6(b).

4.9. Reasonableness. You acknowledge that the limitations and obligations contained in this Section 4 are, individually and in the aggregate, reasonable and properly required by the Company and that in the event that any such limitations are found to be unreasonable and unenforceable, You shall submit to such limitations and/or obligations in such form as the arbitrator shall determine. You agree that you shall not challenge or contest the reasonableness, validity, or enforceability of any such limitations and obligations.

5. Indemnification. You shall be indemnified by the Company, as an officer of the Company and its affiliates, against all actions, suits, claims, legal proceedings, and the like to the fullest extent permitted by law, including advancement of expenses, partial indemnification, indemnification following the termination of this Agreement, indemnification of Your estate and similar matters. For purposes of this Agreement, such indemnification shall extend to, to the fullest extent permitted by law, legal fees, costs, expenses, judgments, settlements, claim resolution payments, arbitration fees, arbitrator fees, mediation fees, negotiation fees and hold harmless obligations.

6. Miscellaneous.

6.1. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the terms and conditions of Your employment by the Company and supersedes all prior agreements, understandings, and arrangements, oral or written, between you and the Company with respect to the subject matter hereof.

6.2. Binding Effect; Benefits. This Agreement shall inure to the benefit of and shall be binding upon you and the Company and our respective heirs, legal representatives, successors, and assigns.

6.3. Amendments and Waivers. This Agreement may not be amended or modified except by an instrument or instruments in writing signed by both parties to this Agreement. Electronic communications, even if receipt is acknowledged, shall not constitute an amendment or modification of this Agreement.

NYIAX

6.4. Assignment. Neither this Agreement nor any rights or obligations that either party may have by reason of this Agreement shall be assignable by either party without the prior written consent of the other party, provided that the Company may, without Your consent, assign Your employment and the Company's rights and obligations under this Agreement to an affiliate or any entity formed to facilitate the separation of the Company's (any such entity, a "Successor"). In the event of any such assignment, the term "Company" as used herein shall be deemed, from and after the date of such assignment, to refer to the Successor.

6.5. Notices. Any notice that may or must be given under this Agreement shall be in writing and shall be personally delivered, email or sent by certified or registered mail, postage prepaid, or reputable overnight courier, addressed to you c/o Mark Grinbaum, Attn: Mark Grinbaum and Robert Ainbinder, 244 5th Avenue, Suite 2669, NYC, NY 10001 to the attention of the Chief People Officer Company (with a copy to the General Counsel for the Company) Carolina Abenante, Esq., or to such other address as you or the Company, as the case may be, may designate in writing in accordance with the provisions of this section.

6.6. Section and Other Headings; Other. The section and other headings contained in this Agreement are for reference purposes only and are not deemed to be a part of this Agreement or to affect the meaning and interpretation of this Agreement. For purposes of this Agreement, the term "including" shall mean "including, without limitation."

6.7. Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Except as provided in Section 6.9, exclusive jurisdiction for all disputes or claims arising under or in connection with this Agreement, and any and all claims by or against you relating to Your employment with the Company, shall lie in any Federal or state court located within the County of New York.

6.8. Survival of Rights and Obligations. All rights and obligations arising hereunder shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein to the extent necessary to preserve the intended benefits of such provisions. If any section of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions the maximum effect permitted by applicable law.

6.9. Arbitration. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by you relating to Your employment with the Company, including any claims of discrimination or other employment-related claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any other employment-related Federal, state or local law, shall be submitted to arbitration before the American Arbitration Association ("AAA") under its rules then prevailing for the type of claim in issue before one arbitrator and to be held at the AAA's office located in the County of New York. In any arbitration

hereunder, the arbitrator shall have the power to issue appropriate injunctive or other non-monetary relief, and award appropriate compensatory damages. The parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any claim, right or entitlement to punitive, exemplary, or consequential damages, or any other damages, and each relevant arbitrator is specifically divested of any power to award any damages in the nature of punitive, exemplary, or consequential damages, or any other damages of any kind or nature in excess of compensatory damages. Nothing in this arbitration provision shall preclude, and the parties expressly acknowledge that either party may seek, temporary injunctive relief from any Federal or state court located within the County of New York in connection with or as supplement to an arbitration hereunder, including regarding any claim under Section 4 of this Agreement. For purposes of any such action or proceeding, the parties each hereby specifically submit to the personal jurisdiction of any Federal or state court located within the County of New York and further agree that service of process may be made within or without the State of New York by giving notice in the manner provided in Section 6.5 of this Agreement.

6.10. Representations and Warranties. You hereby represent and warrant to the Company that (a) Your execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound; (b) You are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that has not been disclosed to the Company prior to the execution of this Agreement; (c) in the performance of any duties and responsibilities on behalf of the Company, you shall not divulge or use in any way any trade secrets or confidential or proprietary information that are within Your possession or knowledge (if any), are owned by any other person or entity and regardless of whether or not such trade secrets or confidential or proprietary information are subject to any written agreement; and (d) upon the execution and delivery of this Agreement, it shall be a valid and binding obligation, enforceable in accordance with its terms. You hereby acknowledge and represent that you fully understand the terms and conditions contained herein.

6.11. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Signatures on the following page.

NYIAX

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Signed for and on behalf of

NYIAX, Inc

By:

Name: Robert E. Ainbinder Jr.

Signed for and on behalf of

By:

Name: William Feldman